SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

CURRENT REPORT FOR ISSUERS SUBJECT TO THE

1934 ACT REPORTING REQUIREMENTS

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

December 31, 2014

Date of Report

(Date of Earliest Event Reported)

Tianyin Pharmaceutical Co, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-52236	20-4857782
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23rd Floor, Unionsun Yangkuo Plaza, No. 2, Block 3

South Renmin Road

Chengdu, P. R. China, 610041

(Address of principal executive offices (zip code))

+011-86-28-8651-6696

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Section 5 – Corporate Governance and Management

Item 5.02: Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 31, 2014, Dr. James Tong, Chief Financial Officer (“CFO”) and Director of the Company, tendered his resignation as the CFO and Director. On January 5, 2015, the Company accepted Dr. Tong’s resignation, effectively immediately. Dr. Tong’s resignation did not result from any disagreement regarding any matter related to the Company’s operations, policies or practices. Following his resignation, Dr. Tong agreed to be retained by the Company as a consultant to assist the Company with various compliance and regulatory matters.

On the same day, the Company’s Board of Directors (the “Board”) appointed Dr. Guoqing Jiang as the Company’s Acting CFO, effective immediately. His role as Acting CFO is also supported by the Company’s Chief Operating Officer, Tao (Victor) Yang, Chief Technology Officer, Xintao You, and Finance Manager, Liying Wang.

Dr. Jiang is currently the Company’s Chief Executive Officer, Chief Accounting Officer and Chairman of the Board. Dr. Jiang has taken the initiative to acquire Tianyin Pharmaceutical Co., Ltd. in 2003 and successfully transformed the Company from a small TCM manufacturer into a Company with multifaceted products, API capabilities and renewed GMP certification. Prior to TPI, Dr. Jiang worked at Kelun Pharmaceutical Group and has been involved in building Kelun to become the world’s leading producer of intravenous solution products. He is an industry veteran with over 20 years of experience in the pharmaceutical industry. He once served as a lecturer and resident physician for over 5 years after graduating as a medical degree from Jiangsu Zhenjiang Medical School.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIANYIN PHARMACEUTICAL CO., INC.

By:	/s/ Guoqing Jiang
Name: Dr. Guoqing Jiang
Title: Chief Executive Officer

Dated:  January 6, 2015